As filed with the Securities and Exchange Commission on March 10, 2023.

Registration No. 333-233911

Registration No. 333-237365

Registration No. 333-253740

Registration No. 333-264778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO FORM S-4 REGISTRATION STATEMENT NO. 333-233911 ON FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-237365

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-253740

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-264778

UNDER

THE SECURITIES ACT OF 1933

VIVINT SMART HOME, INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1380306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4931 North 300 West

Provo, Utah 84604

(801) 377-9111

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan

(Full Title of the Plan)

Garner B. Meads, III

Chief Legal Officer and Secretary

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

(801) 377-9111

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric M. Swedenburg

Joshua F. Bonnie

Jonathan R. Ozner

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following registration statements (collectively, the “Registration Statements”) filed by Vivint Smart Home, Inc. (formerly named Mosaic Acquisition Corp., the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-4 (File No. 333-233911) filed with the SEC on September  24, 2019, as amended by Amendment No. 1 filed with the SEC on October  29, 2019, Amendment No. 2 filed with the SEC on November  18, 2019, Amendment No. 3 filed with the SEC on November  25, 2019, Amendment No. 4 filed with the SEC on November  27, 2019, Amendment No. 5 filed with the SEC on December  2, 2019, Post-Effective Amendment No. 1 on Form S-4 filed with the SEC on December  19, 2019, Post-Effective Amendment No. 2 on Form S-4 filed with the SEC on December  23, 2019, Post-Effective Amendment No. 3 on Form S-8 filed with the SEC on March  24, 2020 and Post-Effective Amendment No. 4 on Form S-8 filed with the SEC on April 20, 2020, registering 12,392,953 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”).

2.	Registration Statement on Form S-8 (File No. 333-237365) filed with the SEC on March 24, 2020, registering 34,250,000 shares of Class A Common Stock under the 2020 Plan.

3.	Registration Statement on Form S-8 (File No. 333-253740) filed with the SEC on March 1, 2021, registering 15,166,225 shares of Class A Common Stock under the 2020 Plan.

4.	Registration Statement on Form S-8 (File No. 333-264778) filed with the SEC as of May 9, 2022, registering 15,655,064 shares of Class A Common Stock under the 2020 Plan.

Pursuant to an Agreement and Plan of Merger, dated as of December 6, 2022 (the “Merger Agreement”), by and among the Company, NRG Energy, Inc., a Delaware corporation (“Parent”), and Jetson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on March 10, 2023 (the “Effective Time”). In accordance with the terms of the Merger Agreement, outstanding equity awards granted under the 2020 Plan were, or will be, automatically converted into the right to receive the merger consideration in the manner described in the Merger Agreement.

As a result of the Merger, the Company will no longer issue securities under the 2020 Plan and is terminating all offerings of its securities pursuant to the Registration Statements by filing these Post-Effective Amendments. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Company’s securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Time, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Provo, Utah, on March 10, 2023. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.

VIVINT SMART HOME, INC.

By:	/s/ Garner B. Meads, III
Name: Garner B. Meads, III
Title: Chief Legal Officer and Secretary